Exhibit 3.3

The undersigned authorized representative of the Board hereby consents to and adopts the following resolutions:

Common Stock Reverse Split

WHEREAS, the Director and the Shareholders deem it to be in the best interests of the corporation to effect a reverse stock split of its common stock, one (1) new common share of stock for each sixty (60) old common shares of stock.

NOW, THEREFORE, BE IT RESOLVED, that a reverse stock split of the corporation’s common stock, one (1) new common share of stock for each sixty (60) old common shares of its common stock is hereby authorized. There shall be no fractional shares and the Transfer Agent shall be instructed to round down.

General Resolution

RESOLVED FURTHER, that the officers and directors of the company are hereby authorized empowered and directed to execute and deliver such documents, agreements stock certificates or instruments, in the form required by the Bye-laws and applicable law and to take all steps and perform all such acts and things as may appear in such officer’s discretion to be necessary or advisable in order to fully carry out the intent and effectuate the purpose of the foregoing resolution.

For Lytus Technologies Holdings Ptv. Ltd.

/s/ Shreyas Shah
Shreyas Shah

Authorised Representative, Member of the Board

For Lytus Technologies Holdings Ptv. Ltd.

/s/ Dharmesh Pandya
Dharmesh Pandya

Authorised Representative, Member of the Board

Address: 5011 Gate Parkway, Suite 100, Bldg. 100 Jacksonville FL 32256